Exhibit 99.1

NextPhase Wireless Reduces Debt by over $4,700,000

NextPhase Wireless Debt converts to equity in Series A Preferred

ANAHEIM, CA, October 6, 2008 /PRNewswire-FirstCall/ -- NextPhase Wireless (OTCBB: NPHS), a nationwide developer of WiMAX networks and a provider of advanced broadband solutions, today announced a reduction of debt and enhancement of their balance sheet.

NextPhase, on September 30, 2008, completed the issuance of a Series A Preferred. The Company issued 476,804 shares of its Series A Preferred Stock and in exchange cancelled approximately $4,768,000 of indebtedness of the Company, at a rate of $10.00 of indebtedness per share.  On October 6, 2008, the Company filed a Form 8-K fully describing the terms of the transaction and the Series A Preferred Stock.

Tom Hemingway, CEO, commented, "We have eliminated most of the debt from our balance sheet in exchange for preferred stock without redemption rights. With our balance sheet much improved, we look forward to seeking financing for future growth."

“I am proud and pleased that our investors have faith in the company and management to make it through hard economic times,” stated Tom Hemingway

By reducing the debt outstanding and converting it to equity, NextPhase Wireless has the ability to refinance and continue the building of its WiMAX network in California, Pennsylvania, Southern New Jersey and Georgia.

About NextPhase Wireless, Inc.

With a mission to build a device-agnostic, WiMAX-ready, wireless broadband connectivity/content delivery platform serving all 48 contiguous U.S. states, NextPhase Wireless is focused on providing connectivity services and solutions to businesses, public school systems and local government agencies. Using licensed WiMAX and LMDS spectrum bands, the Company offers fully-integrated solutions with the highest levels of reliability, security, flexibility, scalability and price-performance. For more information, please visit http://www.npwireless.com.

This press release includes statements that may constitute "forward- looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact
Robin Cruse
NextPhase Wireless
714-765-0010

Tom Hemingway
300 So. Harbor
Suite 500
Anaheim, CA 92805
Phone: 714 765-0010
Fax: 714 765-0015
Cell: 714 797-3110
Tomh@npwireless.com

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